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                              July 7, 1995



Board of Directors of
J.B. Hunt Transport Services, Inc.
615 J.B. Hunt Corporate Drive
Lowell, Arkansas  72745


Re:  Amendment No. 1 to Form S-8 (Registration Statement No. 33-40028)


Ladies and Gentlemen:

     We have reviewed the actions of J.B. Hunt Transport Services, Inc. (the "Company") and the reports of the voting of the shareholders at the Company's 1995 annual meeting as that voting pertains to the approval of certain amendments to the Company's Management Incentive Plan ("Plan"). For purposes of this opinion, we have assumed that due notice of the annual meeting was given, that a quorum was present in person or by proxy, that the votes were duly tabulated and reported and, as reported at the annual meeting, that the shareholders approved the Amended and Restated Management Incentive Plan.

     Based upon the above, it is our opinion that the 2,000,000 shares of the Company's common stock, $.01 par value, authorized by the shareholders' approval of the Amended and Restated Management Incentive Plan, when issued pursuant to the Plan, will be validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-8 relating to the Plan.

                              Very truly yours,

                              WRIGHT, LINDSEY & JENNINGS